Exhibit 99.1

News
KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	David Reavis
	216.689.0520	216.471.2886
	Vernon_Patterson@KeyBank.com	David_Reavis@KeyBank.com
Twitter: @Keybank_news
Kelly L. Lammers
216.689.3133
Kelly_L_Lammers@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE

KEYCORP REPORTS FIRST QUARTER 2012

NET INCOME OF $199 MILLION, OR $.21 PER COMMON SHARE

•	Net income from continuing operations of $199 million, or $.21 per common share for the first quarter of 2012

•	Net interest margin of 3.16%, up three basis points from the fourth quarter of 2011

•	Average total loans increased $766 million, or 6% annualized from the fourth quarter of 2011

•	Net charge-offs declined to $101 million, or .82% of average loan balances for the first quarter of 2012

•	Nonperforming loans declined to $666 million, or 1.35% of period-end loans, and nonperforming assets decreased to $767 million at March 31, 2012

•	Loan loss reserve at 1.92% of total period-end loans and 141.7% of nonperforming loans at March 31, 2012

•	Received no objection from the Federal Reserve to Key’s capital plan, which included a common stock repurchase program and a plan to evaluate a dividend increase

•	Tier 1 common equity and Tier 1 risk-based capital ratios estimated at 11.5% and 13.3%, respectively, at March 31, 2012

CLEVELAND, April 19, 2012 – KeyCorp (NYSE: KEY) today announced first quarter net income from continuing operations attributable to Key common shareholders of $199 million, or $.21 per common share. This result compares to $184 million, or $.21 per common share for the first quarter of 2011, which included a deemed dividend of $49 million, or $.06 per diluted common share related to the accelerated amortization of the discount on the repurchased preferred shares from the U.S. Treasury. First quarter 2012 net income attributable to Key common shareholders was $194 million compared to net income attributable to Key common shareholders of $173 million for the same quarter one year ago.

During the first quarter of 2012, the Company continued to benefit from improved asset quality. Nonperforming loans decreased by $219 million and nonperforming assets declined by

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

$322 million from the year-ago quarter to $666 million and $767 million, respectively. Net charge-offs declined to $101 million, or .82% of average loan balances for the first quarter of 2012, compared to $193 million, or 1.59% of average loan balances for the same period one year ago.

“Key’s first quarter results demonstrate continued positive momentum as we execute on our relationship strategy, strengthen our balance sheet and maintain disciplined expense control,” said Chairman and Chief Executive Officer Beth Mooney. “Asset quality improved again this quarter, and we were pleased to see growth in our commercial, financial and agricultural loan portfolio. Key remains committed to meeting the credit needs of its customers and communities.”

Key originated approximately $8.3 billion in new or renewed lending commitments to consumers and businesses during the first quarter of 2012, which is up from $6.9 billion for the same period one year ago.

Mooney added that she was particularly pleased that Key received several industry honors and recognition in the first quarter. Corporate Insight’s Bank Monitor commended Key for service excellence in categories including online bill pay, online account opening, alerts and fund transfers. Greenwich Associates’ 2011 national banking survey recognized Key as a national and regional winner of three excellence awards for its small business banking and middle market banking.

At March 31, 2012, Key’s estimated Tier 1 common equity and Tier 1 risk-based capital ratios were 11.5% and 13.3%, compared to 11.3% and 13.0%, respectively, at December 31, 2011.

Mooney continued: “As previously announced, our Board of Directors has authorized a common stock repurchase program of up to $344 million to begin in the second quarter of this year through the first quarter of 2013. Our Board will also evaluate an increase in our quarterly common stock dividend from $.03 per share up to $.05 per share next month at its regular meeting. These actions, which are a part of our 2012 capital plan submitted to the Federal Reserve and to which the Federal Reserve had no objection, represent an opportunity for Key to return capital to our shareholders while still maintaining our peer leading capital to support organic growth.”

As previously reported, on January 11, 2012, Key signed a purchase and assumption agreement to acquire 37 retail banking branches in Buffalo and Rochester, NY. The deposits associated with these branches total approximately $2.4 billion, while loans total approximately $400 million. The transaction is expected to close early third quarter of 2012, subject to customary closing conditions, including regulatory approval of the acquisition.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

The following table shows Key’s continuing and discontinued operating results for the three-month periods ended March 31, 2012, December 31, 2011 and March 31, 2011.

Results of Operations

	Three months ended
in millions, except per share amounts	3-31-12	12-31-11	3-31-11
Summary of operations
Income (loss) from continuing operations attributable to Key	$205	$207	$274
Income (loss) from discontinued operations, net of taxes (a)	(5)	(7)	(11)

Net income (loss) attributable to Key	$200	$200	$263

Income (loss) from continuing operations attributable to Key	$205	$207	$274
Less: Dividends on Series A Preferred Stock	6	6	6
Cash dividends on Series B Preferred Stock	—	—	31
Amortization of discount on Series B Preferred Stock (b)	—	—	53

Income (loss) from continuing operations attributable to Key common shareholders	199	201	184
Income (loss) from discontinued operations, net of taxes (a)	(5)	(7)	(11)

Net income (loss) attributable to Key common shareholders	$194	$194	$173

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.21	$.21	$.21
Income (loss) from discontinued operations, net of taxes (a)	(.01)	(.01)	(.01)

Net income (loss) attributable to Key common shareholders (c)	$.20	$.20	$.19

(a)	In April 2009, management decided to wind down the operations of Austin Capital Management, Ltd., a subsidiary that specialized in managing hedge fund investments for institutional customers. In September 2009, management decided to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. As a result of these decisions, Key has accounted for these businesses as discontinued operations. The loss from discontinued operations for the three-months ended March 31, 2012, was primarily attributable to fair value adjustments related to the education lending securitization trusts.
(b)	March 31, 2011 includes a $49 million deemed dividend related to the repurchase of the $2.5 billion Fixed-Rate Perpetual Preferred Stock, Series B (“Series B Preferred Stock”).
(c)	Earnings per share may not foot due to rounding.

SUMMARY OF CONTINUING OPERATIONS

Taxable-equivalent net interest income was $559 million for the first quarter of 2012, and the net interest margin was 3.16%. These results compare to taxable-equivalent net interest income of $604 million and a net interest margin of 3.25% for the first quarter of 2011. The decrease in net interest income is attributed to a decline in both the net interest margin and earning assets. The net interest margin has been under pressure as a result of the continuation of the low-rate environment contracting the spread between lending rates and funding costs.

Compared to the fourth quarter of 2011, taxable-equivalent net interest income decreased by $4 million, and the net interest margin improved by three basis points. The slight decrease in net interest income is primarily due to the write-off of $6 million of capitalized loan origination costs resulting from the early termination of a leveraged lease in the first quarter of 2012. The improvement in the net interest margin resulted from a decrease in the balance of lower yielding short-term investments during the first quarter of 2012 and a continued decline in funding costs.

Key’s noninterest income was $472 million for the first quarter of 2012, compared to $457 million for the year-ago quarter. Gains on leased equipment increased $23 million, primarily due to a $20 million gain related to the early termination of a leveraged lease, compared to the same period one year ago. Other income also increased $16 million from the year-ago quarter. These increases in noninterest income were partially offset by a $13 million decrease in operating lease income and a $13 million decline in electronic banking fees as a result of new government pricing controls on debit transactions that went into effect October 1, 2011.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

The major components of Key’s noninterest income for the past five quarters are shown in the following table.

Noninterest Income – Major Components

in millions	1Q12	4Q11	3Q11	2Q11	1Q11
Trust and investment services income	$109	$104	$107	$113	$110
Service charges on deposit accounts	68	70	74	69	68
Operating lease income	22	25	30	32	35
Letter of credit and loan fees	54	56	55	47	55
Corporate-owned life insurance income	30	35	31	28	27
Electronic banking fees	17	18	33	33	30
Gains on leased equipment	27	9	7	5	4
Insurance income	12	11	13	14	15
Net gains (losses) from loan sales	22	27	18	11	19
Net gains (losses) from principal investing	35	(8)	34	17	35
Investment banking and capital markets income (loss)	43	24	25	42	43

Compared to the fourth quarter of 2011, noninterest income increased by $58 million. Net gains (losses) from principal investing (including results attributable to noncontrolling interests) increased $43 million, and investment banking and capital markets income increased $19 million compared to the fourth quarter of 2011. Key’s fourth quarter investment banking and capital markets income included a $24 million charge related to funding Visa’s litigation escrow liability account. Gains on leased equipment increased $18 million resulting from the early termination of a leveraged lease in the first quarter of 2012. These increases in noninterest income were partially offset by declines in corporate-owned life insurance of $5 million, net gains (losses) from loan sales of $5 million and other income of $10 million.

Key’s noninterest expense was $703 million for the first quarter of 2012, compared to $701 million for the same period last year. Personnel expense increased $14 million due to increased salaries and stock-based compensation expenses, partially offset by a decrease in incentive compensation. Nonpersonnel expense decreased $12 million compared to the same period one year ago with declines in operating lease expense, FDIC assessments and other real estate owned (“OREO”) expense being offset by increases in marketing, the provision (credit) for losses on lending-related commitments and other expense.

Compared to the fourth quarter of 2011, noninterest expense decreased by $14 million. Business services and professional fees decreased $19 million and marketing expense declined $11 million. These decreases in noninterest expense from the fourth quarter of 2011 were partially offset by increases of $11 million in the provision (credit) for losses on lending-related commitments and $8 million in other expenses.

ASSET QUALITY

Key’s provision for loan and lease losses was a charge of $42 million for the first quarter of 2012, compared to a credit of $40 million for the year-ago quarter and a credit of $22 million for the fourth quarter of 2011. Key’s allowance for loan and lease losses was $944 million, or 1.92% of total period-end loans at March 31, 2012, compared to 2.03% at December 31, 2011, and 2.83% at March 31, 2011.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.

Selected Asset Quality Statistics from Continuing Operations

dollars in millions	1Q12	4Q11	3Q11	2Q11	1Q11
Net loan charge-offs	$101	$105	$109	$134	$193
Net loan charge-offs to average loans	.82%	.86%	.90%	1.11%	1.59%
Allowance for loan and lease losses to annualized net loan charge-offs	232.39	241.01	261.54	228.85	175.29
Allowance for loan and lease losses	$944	$1,004	$1,131	$1,230	$1,372
Allowance for credit losses (a)	989	1,049	1,187	1,287	1,441
Allowance for loan and lease losses to period-end loans	1.92%	2.03%	2.35%	2.57%	2.83%
Allowance for credit losses to period-end loans	2.01	2.12	2.46	2.69	2.97
Allowance for loan and lease losses to nonperforming loans	141.74	138.10	143.53	146.08	155.03
Allowance for credit losses to nonperforming loans	148.50	144.29	150.63	152.85	162.82
Nonperforming loans at period end	$666	$727	$788	$842	$885
Nonperforming assets at period end	767	859	914	950	1,089
Nonperforming loans to period-end portfolio loans	1.35%	1.47%	1.64%	1.76%	1.82%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.55	1.73	1.89	1.98	2.23

(a)	Includes the allowance for loan and lease losses plus the liability for credit losses on lending-related commitments.

Net loan charge-offs for the first quarter of 2012 totaled $101 million, or .82% of average loans. These results compare to $193 million, or 1.59% for the same period last year and $105 million, or .86% for the fourth quarter of 2011.

Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the following table.

Net Loan Charge-offs from Continuing Operations

	00000	00000	00000	00000	00000
dollars in millions	1Q12	4Q11	3Q11	2Q11	1Q11
Commercial, financial and agricultural	$15	$28	$23	$36	$32
Real estate — commercial mortgage	21	23	25	12	43
Real estate — construction (a)	10	(6)	8	24	30
Commercial lease financing	—	—	2	4	11

Total commercial loans	46	45	58	76	116
Home equity — Key Community Bank	23	20	18	27	24
Home equity — Other	7	9	8	10	14
Marine	10	14	11	4	19
Other	15	17	14	17	20

Total consumer loans	55	60	51	58	77

Total net loan charge-offs	$101	$105	$109	$134	$193

Net loan charge-offs to average loans from continuing operations	.82%	.86%	.90%	1.11%	1.59%

Net loan charge-offs from discontinued operations — education lending business	$19	$25	$31	$32	$35

(a)	Credit amount indicates recoveries exceeded charge-offs.

Compared to the fourth quarter of 2011, net loan charge-offs in the commercial loan portfolio increased by $1 million and net loan charge-offs in the consumer loan portfolio decreased by $5 million. As shown in the table on page 6, Key’s exit loan portfolio accounted for $26 million, or 25.74% of Key’s total net loan charge-offs for the first quarter of 2012. Net loan charge-offs in the exit loan portfolio increased by $4 million from the fourth quarter of 2011 due to increases in net loan charge-offs in the commercial loan portfolios.

At March 31, 2012, Key’s nonperforming loans totaled $666 million and represented 1.35% of period-end portfolio loans, compared to 1.47% at December 31, 2011, and 1.82% at March 31, 2011. Nonperforming assets at March 31, 2012, totaled $767 million and represented 1.55% of portfolio loans and OREO and other nonperforming assets, compared to

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

1.73% at December 31, 2011, and 2.23% at March 31, 2011. The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.

Nonperforming Assets from Continuing Operations

dollars in millions	1Q12	4Q11	3Q11	2Q11	1Q11
Commercial, financial and agricultural	$168	$188	$188	$213	$221
Real estate — commercial mortgage	175	218	237	230	245
Real estate — construction	66	54	93	131	146
Commercial lease financing	22	27	31	41	42
Total consumer loans	235	240	239	227	231

Total nonperforming loans	666	727	788	842	885
Nonperforming loans held for sale	24	46	42	42	86
OREO and other nonperforming assets	77	86	84	66	118

Total nonperforming assets	$767	$859	$914	$950	$1,089

Restructured loans — accruing and nonaccruing (a)	$293	$276	$277	$252	$242
Restructured loans included in nonperforming loans (a)	184	191	178	144	136
Nonperforming assets from discontinued operations — education lending business	19	23	22	21	22
Nonperforming loans to period-end portfolio loans	1.35%	1.47%	1.64%	1.76%	1.82%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.55	1.73	1.89	1.98	2.23

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.

Nonperforming assets continued to decrease during the first quarter of 2012, representing the tenth consecutive quarterly decline. As shown in the following table, Key’s exit loan portfolio accounted for $103 million, or 13.43% of Key’s total nonperforming assets at March 31, 2012.

The following table shows the composition of Key’s exit loan portfolio at March 31, 2012, and December 31, 2011, the net charge-offs recorded on this portfolio for the first quarter of 2012 and fourth quarter of 2011, and the nonperforming status of these loans at March 31, 2012, and December 31, 2011.

Exit Loan Portfolio from Continuing Operations

	Balance		Change	Net Loan		Balance on
	Outstanding		3-31-12 vs.	Charge-offs		Nonperforming Status
in millions	3-31-12	12-31-11	12-31-11	1Q12(c)	4Q11(c)	3-31-12	12-31-11
Residential properties — homebuilder	$34	$41	$(7)	$2	$(2)	$17	$23
Marine and RV floor plan	59	81	(22)	7	2	32	45
Commercial lease financing (a)	1,534	1,669	(135)	(1)	(2)	11	7

Total commercial loans	1,627	1,791	(164)	8	(2)	60	75
Home equity — Other	507	535	(28)	7	9	12	12
Marine	1,654	1,766	(112)	10	14	31	31
RV and other consumer	111	125	(14)	1	1	—	1

Total consumer loans	2,272	2,426	(154)	18	24	43	44

Total exit loans in loan portfolio	$3,899	$4,217	$(318)	$26	$22	$103	$119

Discontinued operations — education lending business (not included in exit loans above) (b)	$5,715	$5,812	$(97)	$19	$25	$19	$23

(a)	Includes the business aviation, commercial vehicle, office products, construction and industrial leases, and Canadian lease financing portfolios; and all remaining balances related to lease in, lease out; sale in, sale out; service contract leases; and qualified technological equipment leases.
(b)	Includes loans in Key’s consolidated education loan securitization trusts.
(c)	Credit amounts indicate recoveries exceeded charge-offs.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

CAPITAL

Key’s estimated risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at March 31, 2012.

Capital Ratios

	3-31-12	12-31-11	9-30-11	6-30-11	3-31-11
Tier 1 common equity (a), (b)	11.55%	11.26%	11.28%	11.14%	10.74%
Tier 1 risk-based capital (a)	13.29	12.99	13.49	13.93	13.48
Total risk-based capital (a)	16.68	16.51	17.05	17.88	17.38
Tangible common equity to tangible assets (b)	10.26	9.88	9.82	9.67	9.16

(a)	3-31-12 ratio is estimated.
(b)	The table entitled “GAAP to Non-GAAP Reconciliations” presents the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.

As shown in the preceding table, at March 31, 2012, Key’s estimated Tier 1 common equity and Tier 1 risk-based capital ratios stood at 11.5% and 13.3%, respectively. In addition, the tangible common equity ratio was 10.3% at March 31, 2012.

The changes in Key’s outstanding common shares over the past five quarters are summarized in the following table.

Summary of Changes in Common Shares Outstanding

in thousands	1Q12	4Q11	3Q11	2Q11	1Q11
Shares outstanding at beginning of period	953,008	952,808	953,822	953,926	880,608
Common shares issued	—	—	—	—	70,621
Shares reissued (returned) under employee benefit plans	3,094	200	(1,014)	(104)	2,697

Shares outstanding at end of period	956,102	953,008	952,808	953,822	953,926

During the first quarter of 2011, Key successfully completed a $625 million common equity offering and a $1 billion debt offering. The proceeds from these offerings, along with other available funds, were used to repurchase the $2.5 billion of Series B Preferred Stock issued to the U.S. Treasury Department as a result of Key’s participation in the U.S. Treasury’s Capital Purchase Program.

LINE OF BUSINESS RESULTS

The following table shows the contribution made by each major business segment to Key’s taxable-equivalent revenue from continuing operations and income (loss) from continuing operations attributable to Key for the periods presented. Each of the major business lines is described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business segment, see the tables at the end of this release.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Major Business Segments

				Percent change 1Q12 vs.
dollars in millions	1Q12	4Q11	1Q11	4Q11	1Q11
Revenue from continuing operations (TE)
Key Community Bank	$528	$546	$565	(3.3)%	(6.5)%
Key Corporate Bank	401	413	406	(2.9)	(1.2)
Other Segments	105	44	93	138.6	12.9

Total Segments	1,034	1,003	1,064	3.1	(2.8)
Reconciling Items	(3)	(26)	(3)	N/M	—

Total	$1,031	$977	$1,061	5.5%	(2.8)%

Income (loss) from continuing operations attributable to Key
Key Community Bank	$57	$40	$81	42.5%	(29.6)%
Key Corporate Bank	100	157	126	(36.3)	(20.6)
Other Segments	45	22	58	104.5	(22.4)

Total Segments	202	219	265	(7.8)	(23.8)
Reconciling Items	3	(12)	9	N/M	(66.7)

Total	$205	$207	$274	(1.0)%	(25.2)%

TE = Taxable Equivalent, N/M = Not Meaningful

Key Community Bank

				Percent change 1Q12 vs.
dollars in millions	1Q12	4Q11	1Q11	4Q11	1Q11
Summary of operations
Net interest income (TE)	$353	$365	$378	(3.3)%	(6.6)%
Noninterest income	175	181	187	(3.3)	(6.4)

Total revenue (TE)	528	546	565	(3.3)	(6.5)
Provision (credit) for loan and lease losses	2	30	11	(93.3)	(81.8)
Noninterest expense	456	477	447	(4.4)	2.0

Income (loss) before income taxes (TE)	70	39	107	79.5	(34.6)
Allocated income taxes and TE adjustments	13	(1)	26	N/M	(50.0)

Net income (loss) attributable to Key	$57	$40	$81	42.5%	(29.6)%

Average balances
Loans and leases	$26,617	$26,406	$26,312	.8%	1.2%
Total assets	30,194	29,867	29,739	1.1	1.5
Deposits	47,768	48,076	48,108	(.6)	(.7)
Assets under management at period end	$21,939	$17,938	$20,057	22.3%	9.4%

TE = Taxable Equivalent, N/M = Not Meaningful

Additional Key Community Bank Data

				Percent change 1Q12 vs.
dollars in millions	1Q12	4Q11	1Q11	4Q11	1Q11
Noninterest income
Trust and investment services income	$48	$45	$46	6.7%	4.3%
Service charges on deposit accounts	56	59	55	(5.1)	1.8
Electronic banking fees	17	18	30	(5.6)	(43.3)
Other noninterest income	54	59	56	(8.5)	(3.6)

Total noninterest income	$175	$181	$187	(3.3)%	(6.4)%

Average deposit balances
NOW and money market deposit accounts	$23,161	$22,524	$21,482	2.8%	7.8%
Savings deposits	1,992	1,959	1,901	1.7	4.8
Certificates of deposit ($100,000 or more)	3,447	3,639	4,513	(5.3)	(23.6)
Other time deposits	6,023	6,491	7,959	(7.2)	(24.3)
Deposits in foreign office	370	393	398	(5.9)	(7.0)
Noninterest-bearing deposits	12,775	13,070	11,855	(2.3)	7.8

Total deposits	$47,768	$48,076	$48,108	(.6)%	(.7)%

Home equity loans
Average balance	$9,173	$9,280	$9,454
Weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	53	53	53
Other data
Branches	1,059	1,058	1,040
Automated teller machines	1,572	1,579	1,547

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Key Community Bank Summary of Operations

Key Community Bank recorded net income attributable to Key of $57 million for the first quarter of 2012, compared to net income attributable to Key of $81 million for the year-ago quarter.

Taxable-equivalent net interest income declined by $25 million, or 7% from the first quarter of 2011. Average loans and leases grew 1% while average deposits declined 1% from one year ago. Given the continued low-rate environment, the value derived from deposits was less in the current period.

Noninterest income decreased by $12 million, or 6% from the year-ago quarter, primarily due to a $13 million decline in electronic banking fees resulting from new government pricing controls on debit transactions that went into effect October 1, 2011.

The provision for loan and lease losses declined by $9 million, or 82% compared to the first quarter of 2011 due to lower net loan charge-offs from the same period one year ago. Net loan charge-offs were $49 million for the first quarter of 2012, down $27 million from the $76 million incurred in the same period one year ago.

Noninterest expense increased by $9 million, or 2% from the year-ago quarter. An increase in internally allocated costs and the provision (credit) for losses on lending-related commitments was partially offset by a reduction in FDIC deposit insurance assessments and a decline in personnel expense from one year ago.

Key Corporate Bank

				Percent change 1Q12 vs.
dollars in millions	1Q12	4Q11	1Q11	4Q11	1Q11
Summary of operations
Net interest income (TE)	$187	$177	$187	5.6%	—
Noninterest income	214	236	219	(9.3)	(2.3)%

Total revenue (TE)	401	413	406	(2.9)	(1.2)
Provision (credit) for loan and lease losses	13	(61)	(21)	N/M	N/M
Noninterest expense	231	228	228	1.3	1.3

Income (loss) before income taxes (TE)	157	246	199	(36.2)	(21.1)
Allocated income taxes and TE adjustments	57	90	73	(36.7)	(21.9)

Net income (loss)	100	156	126	(35.9)	(20.6)
Less: Net income (loss) attributable to noncontrolling interests	—	(1)	—	N/M	N/M

Net income (loss) attributable to Key	$100	$157	$126	(36.3)%	(20.6)%

Average balances
Loans and leases	$18,584	$17,783	$17,677	4.5%	5.1%
Loans held for sale	509	356	275	43.0	85.1
Total assets	22,863	21,811	21,747	4.8	5.1
Deposits	11,556	11,162	11,282	3.5	2.4
Assets under management at period end	$30,694	$33,794	$41,461	(9.2)%	(26.0)%

TE = Taxable Equivalent, N/M = Not Meaningful

Key Corporate Bank Summary of Operations

Key Corporate Bank recorded net income attributable to Key of $100 million for the first quarter of 2012, compared to net income attributable to Key of $126 million for the same period one year ago.

Taxable-equivalent net interest income was flat compared to the first quarter of 2011 as the decreased value derived from deposits was offset by an increase in average earning assets. Although average deposits increased $274 million, or 2%, the deposit spread decreased $11 million due to the prolonged low-rate environment. Average earning assets increased $869

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

million, or 4% from the year-ago quarter, and combined with lower levels of nonperforming assets, led to a $12 million increase in earning asset spread.

Noninterest income declined by $5 million, or 2% from the first quarter of 2011. A decrease in operating lease income and trust and investment services income was partially offset by an increase in net gains (losses) from loan sales compared to the year-ago quarter.

The provision for loan and lease losses in the first quarter of 2012 was a charge of $13 million compared to a credit of $21 million for the same period one year ago. The charge in the first quarter of 2012 related to the increase in loans and leases, partially offset by continued improvement in the portfolio’s asset quality for the tenth consecutive quarter. Net loan charge-offs in the first quarter of 2012 were $25 million compared to $75 million for the same period one year ago.

Noninterest expense increased by $3 million, or 1% from the first quarter of 2011. A decrease in operating lease expense was partially offset by increases in other operating expenses.

Other Segments

Other Segments consist of Corporate Treasury, Key’s Principal Investing unit and various exit portfolios. Other Segments generated net income attributable to Key of $45 million for the first quarter of 2012, compared to net income attributable to Key of $58 million for the same period last year. These results were primarily attributable to an increase in the provision for loan and lease losses of $52 million in the exit portfolio. This increase was partially offset by a $14 million net gain resulting from the early termination of a leveraged lease in the first quarter of 2012 ($20 million gain on leased equipment less a $6 million charge for the write-off of capitalized loan origination costs).

Line of Business Descriptions

Key Community Bank

Key Community Bank serves individuals and small to mid-sized businesses through its 14-state branch network.

Individuals are provided branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. In addition, financial, estate and retirement planning, and asset management services are offered to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.

Small businesses are provided deposit, investment and credit products, and business advisory services. Mid-sized businesses are provided products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.

Key Corporate Bank

Real Estate Capital and Corporate Banking Services consists of two business units, Real Estate Capital and Corporate Banking Services.

Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Real Estate Capital emphasizes providing clients with finance solutions through access to the capital markets.

Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by both the Key Community Bank and Key Corporate Bank groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities and community banks. A variety of commercial payment products are provided through the Enterprise Commercial Payments Group.

Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.

Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives, foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.

Institutional and Capital Markets, through its Victory Capital Management unit, also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.

Key traces its history back more than 160 years and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $87 billion at March 31, 2012.

Key provides deposit, lending, cash management and investment services to individuals and small businesses through its 14-state branch network under the name KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name.

For more information, visit https://www.key.com/. KeyBank is Member FDIC.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission and is available on Key’s website (www.key.com/ir) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Notes to Editors:

A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Thursday, April 19, 2012. An audio replay of the call will be available through April 26, 2012.

For up-to-date company information, media contacts and facts and figures about Key’s lines of business, visit our Media Newsroom at https://www.key.com/newsroom.

*****

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Financial Highlights

(dollars in millions, except per share amounts)

	Three months ended
	3-31-12	12-31-11	3-31-11
Summary of operations
Net interest income (TE)	$559	$563	$604
Noninterest income	472	414	457

Total revenue (TE)	1,031	977	1,061
Provision (credit) for loan and lease losses	42	(22)	(40)
Noninterest expense	703	717	701
Income (loss) from continuing operations attributable to Key	205	207	274
Income (loss) from discontinued operations, net of taxes (b)	(5)	(7)	(11)
Net income (loss) attributable to Key	200	200	263

Income (loss) from continuing operations attributable to Key common shareholders	$199	$201	$184
Income (loss) from discontinued operations, net of taxes (b)	(5)	(7)	(11)
Net income (loss) attributable to Key common shareholders	194	194	173

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.21	$.21	$.21
Income (loss) from discontinued operations, net of taxes (b)	(.01)	(.01)	(.01)
Net income (loss) attributable to Key common shareholders	.20	.20	.20

Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	.21	.21	.21
Income (loss) from discontinued operations, net of taxes — assuming dilution (b)	(.01)	(.01)	(.01)
Net income (loss) attributable to Key common shareholders — assuming dilution (e)	.20	.20	.19

Cash dividends paid	.03	.03	.01
Book value at period end	10.26	10.09	9.58
Tangible book value at period end	9.28	9.11	8.59
Market price at period end	8.50	7.69	8.88

Performance ratios
From continuing operations:
Return on average total assets	1.02%	1.01%	1.32%
Return on average common equity	8.25	8.26	8.75
Net interest margin (TE)	3.16	3.13	3.25

From consolidated operations:
Return on average total assets	.93%	.91%	1.18%
Return on average common equity	8.04	7.97	8.23
Net interest margin (TE)	3.08	3.04	3.16
Loan to deposit (d)	86.97	87.00	90.76

Capital ratios at period end
Key shareholders’ equity to assets	11.55%	11.16%	10.42%
Tangible Key shareholders’ equity to tangible assets	10.60	10.21	9.48
Tangible common equity to tangible assets (a)	10.26	9.88	9.16
Tier 1 common equity (a), (c)	11.55	11.26	10.74
Tier 1 risk-based capital (c)	13.29	12.99	13.48
Total risk-based capital (c)	16.68	16.51	17.38
Leverage (c)	12.09	11.79	11.56

Asset quality — from continuing operations
Net loan charge-offs	$101	$105	$193
Net loan charge-offs to average loans	.82%	.86%	1.59%
Allowance for loan and lease losses to annualized net loan charge-offs	232.39	241.01	175.29
Allowance for loan and lease losses	$944	$1,004	$1,372
Allowance for credit losses	989	1,049	1,441
Allowance for loan and lease losses to period-end loans	1.92%	2.03%	2.83%
Allowance for credit losses to period-end loans	2.01	2.12	2.97
Allowance for loan and lease losses to nonperforming loans	141.74	138.10	155.03
Allowance for credit losses to nonperforming loans	148.50	144.29	162.82
Nonperforming loans at period end	$666	$727	$885
Nonperforming assets at period end	767	859	1,089
Nonperforming loans to period-end portfolio loans	1.35%	1.47%	1.82%
Nonperforming assets to period-end portfolio loans plus
OREO and other nonperforming assets	1.55	1.73	2.23

Trust and brokerage assets
Assets under management	$52,633	$51,732	$61,518
Nonmanaged and brokerage assets	33,021	30,639	29,024

Other data
Average full-time equivalent employees	15,404	15,381	15,301
Branches	1,059	1,058	1,040

Taxable-equivalent adjustment	$6	$6	$7

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.
(b)	In April 2009, management decided to wind down the operations of Austin Capital Management, Ltd., a subsidiary that specialized in managing hedge fund investments for institutional customers. In September 2009, management decided to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. As a result of these decisions, Key has accounted for these businesses as discontinued operations.
(c)	3-31-12 ratio is estimated.
(d)	Represents period-end consolidated total loans and loans held for sale (excluding education loans in the securitization trusts) divided by period-end consolidated total deposits (excluding deposits in foreign office).
(e)	Earnings per share may not foot due to rounding.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

GAAP to Non-GAAP Reconciliations

(dollars in millions, except per share amounts)

The table below presents certain non-GAAP financial measures related to “tangible common equity,” “Tier 1 common equity” and “pre-provision net revenue.”

The tangible common equity ratio has been a focus for some investors, and management believes this ratio may assist investors in analyzing Key’s capital position without regard to the effects of intangible assets and preferred stock. Traditionally, the banking regulators have assessed bank and bank holding company capital adequacy based on both the amount and the composition of capital, the calculation of which is prescribed in federal banking regulations. Since the commencement of the Comprehensive Capital Analysis and Review process in early 2009, the Federal Reserve has focused its assessment of capital adequacy on a component of Tier 1 risk-based capital known as Tier 1 common equity, a non-GAAP financial measure. Because the Federal Reserve has long indicated that voting common shareholders’ equity (essentially Tier 1 risk-based capital less preferred stock, qualifying capital securities and noncontrolling interests in subsidiaries) generally should be the dominant element in Tier 1 risk-based capital, this focus on Tier 1 common equity is consistent with existing capital adequacy categories.

Tier 1 common equity is neither formally defined by GAAP nor prescribed in amount by federal banking regulations; this measure is considered to be a non-GAAP financial measure. Since analysts and banking regulators may assess Key’s capital adequacy using tangible common equity and Tier 1 common equity, management believes it is useful to enable investors to assess Key’s capital adequacy on these same bases. The table also reconciles the GAAP performance measures to the corresponding non-GAAP measures.

The table also shows the computation for pre-provision net revenue, which is not formally defined by GAAP. Management believes that eliminating the effects of the provision for loan and lease losses makes it easier to analyze the results by presenting them on a more comparable basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by investors to evaluate a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended
	3-31-12	12-31-11	3-31-11
Tangible common equity to tangible assets at period end
Key shareholders’ equity (GAAP)	$10,099	$9,905	$9,425
Less: Intangible assets	932	934	937
Preferred Stock, Series A	291	291	291

Tangible common equity (non-GAAP)	$8,876	$8,680	$8,197

Total assets (GAAP)	$87,431	$88,785	$90,438
Less: Intangible assets	932	934	937

Tangible assets (non-GAAP)	$86,499	$87,851	$89,501

Tangible common equity to tangible assets ratio (non-GAAP)	10.26%	9.88%	9.16%

Tier 1 common equity at period end
Key shareholders’ equity (GAAP)	$10,099	$9,905	$9,425
Qualifying capital securities	1,046	1,046	1,791
Less: Goodwill	917	917	917
Accumulated other comprehensive income (loss) (a)	(70)	(72)	(93)
Other assets (b)	69	72	130

Total Tier 1 capital (regulatory)	10,229	10,034	10,262

Less: Qualifying capital securities	1,046	1,046	1,791
Preferred Stock, Series A	291	291	291

Total Tier 1 common equity (non-GAAP)	$8,892	$8,697	$8,180

Net risk-weighted assets (regulatory) (b), (c)	$76,979	$77,214	$76,129

Tier 1 common equity ratio (non-GAAP) (c)	11.55%	11.26%	10.74%

Pre-provision net revenue
Net interest income (GAAP)	$553	$557	$597
Plus: Taxable-equivalent adjustment	6	6	7
Noninterest income	472	414	457
Less: Noninterest expense	703	717	701

Pre-provision net revenue from continuing operations (non-GAAP)	$328	$260	$360

(a)	Includes net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from the December 31, 2006, adoption and subsequent application of the applicable accounting guidance for defined benefit and other postretirement plans.
(b)	Other assets deducted from Tier 1 capital and net risk-weighted assets consist of disallowed deferred tax assets of $47 million at March 31, 2011, disallowed intangible assets (excluding goodwill) and deductible portions of nonfinancial equity investments. There were no disallowed deferred tax assets at March 31, 2012 and December 31, 2011.
(c)	3-31-12 amount is estimated.

GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Consolidated Balance Sheets

(dollars in millions)

	3-31-12	12-31-11	3-31-11
Assets
Loans	$49,226	$49,575	$48,552
Loans held for sale	511	728	426
Securities available for sale	14,633	16,012	19,448
Held-to-maturity securities	3,019	2,109	19
Trading account assets	614	623	1,041
Short-term investments	3,605	3,519	3,705
Other investments	1,188	1,163	1,402

Total earning assets	72,796	73,729	74,593
Allowance for loan and lease losses	(944)	(1,004)	(1,372)
Cash and due from banks	416	694	540
Premises and equipment	937	944	906
Operating lease assets	335	350	491
Goodwill	917	917	917
Other intangible assets	15	17	20
Corporate-owned life insurance	3,270	3,256	3,187
Derivative assets	830	945	1,005
Accrued income and other assets	3,091	3,077	3,758
Discontinued assets	5,768	5,860	6,393

Total assets	$87,431	$88,785	$90,438

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$29,124	$27,954	$26,177
Savings deposits	2,075	1,962	1,964
Certificates of deposit ($100,000 or more)	3,984	4,111	5,314
Other time deposits	5,848	6,243	7,597

Total interest-bearing deposits	41,031	40,270	41,052
Noninterest-bearing deposits	19,606	21,098	16,495
Deposits in foreign office — interest-bearing	857	588	3,263

Total deposits	61,494	61,956	60,810
Federal funds purchased and securities sold under repurchase agreements	1,846	1,711	2,232
Bank notes and other short-term borrowings	324	337	685
Derivative liabilities	754	1,026	1,106
Accrued expense and other liabilities	1,450	1,763	1,931
Long-term debt	8,898	9,520	11,048
Discontinued liabilities	2,549	2,550	2,929

Total liabilities	77,315	78,863	80,741
Equity
Preferred stock, Series A	291	291	291
Common shares	1,017	1,017	1,017
Common stock warrant	—	—	87
Capital surplus	4,116	4,194	4,167
Retained earnings	6,411	6,246	5,721
Treasury stock, at cost	(1,717)	(1,815)	(1,823)
Accumulated other comprehensive income (loss)	(19)	(28)	(35)

Key shareholders’ equity	10,099	9,905	9,425
Noncontrolling interests	17	17	272

Total equity	10,116	9,922	9,697

Total liabilities and equity	$87,431	$88,785	$90,438

Common shares outstanding (000)	956,102	953,008	953,926

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Consolidated Statements of Income

(dollars in millions, except per share amounts)

	Three months ended
	3-31-12	12-31-11	3-31-11
Interest income
Loans	$536	$542	$570
Loans held for sale	5	4	4
Securities available for sale	116	128	166
Held-to-maturity securities	12	9	—
Trading account assets	6	5	7
Short-term investments	1	1	1
Other investments	8	9	12

Total interest income	684	698	760

Interest expense
Deposits	77	85	110
Federal funds purchased and securities sold under repurchase agreements	1	1	1
Bank notes and other short-term borrowings	2	2	3
Long-term debt	51	53	49

Total interest expense	131	141	163

Net interest income	553	557	597
Provision (credit) for loan and lease losses	42	(22)	(40)

Net interest income (expense) after provision for loan and lease losses	511	579	637

Noninterest income
Trust and investment services income	109	104	110
Service charges on deposit accounts	68	70	68
Operating lease income	22	25	35
Letter of credit and loan fees	54	56	55
Corporate-owned life insurance income	30	35	27
Net securities gains (losses) (a)	—	—	(1)
Electronic banking fees	17	18	30
Gains on leased equipment	27	9	4
Insurance income	12	11	15
Net gains (losses) from loan sales	22	27	19
Net gains (losses) from principal investing	35	(8)	35
Investment banking and capital markets income (loss)	43	24	43
Other income	33	43	17

Total noninterest income	472	414	457

Noninterest expense
Personnel	385	387	371
Net occupancy	64	66	65
Operating lease expense	17	18	28
Computer processing	41	42	42
Business services and professional fees	38	57	38
FDIC assessment	8	7	29
OREO expense, net	6	5	10
Equipment	26	25	26
Marketing	13	24	10
Provision (credit) for losses on lending-related commitments	—	(11)	(4)
Other expense	105	97	86

Total noninterest expense	703	717	701

Income (loss) from continuing operations before income taxes	280	276	393
Income taxes	75	69	111

Income (loss) from continuing operations	205	207	282
Income (loss) from discontinued operations, net of taxes	(5)	(7)	(11)

Net income (loss)	200	200	271
Less: Net income (loss) attributable to noncontrolling interests	—	—	8

Net income (loss) attributable to Key	$200	$200	$263

Income (loss) from continuing operations attributable to Key common shareholders	$199	$201	$184
Net income (loss) attributable to Key common shareholders	194	194	173

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.21	$.21	$.21
Income (loss) from discontinued operations, net of taxes	(.01)	(.01)	(.01)
Net income (loss) attributable to Key common shareholders	.20	.20	.20

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.21	$.21	$.21
Income (loss) from discontinued operations, net of taxes	(.01)	(.01)	(.01)
Net income (loss) attributable to Key common shareholders (c)	.20	.20	.19

Cash dividends declared per common share	$.03	$.03	$.01

Weighted-average common shares outstanding (000)	949,342	948,658	881,894
Weighted-average common shares and potential common shares outstanding (000) (b)	953,971	951,684	887,836

(a)	For the three months ended March 31, 2012, December 31, 2011, and March 31, 2011, Key did not have any impairment losses related to securities.
(b)	Assumes conversion of stock options and/or Preferred Series A shares, as applicable.
(c)	Earnings per share may not foot due to rounding.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations

(dollars in millions)

	First Quarter 2012			Fourth Quarter 2011			First Quarter 2011
	Average Balance	Interest (a)	Yield/Rate (a)	Average Balance	Interest (a)	Yield/Rate (a)	Average Balance	Interest (a)	Yield/Rate (a)
Assets
Loans: (b), (c)
Commercial, financial and agricultural	$19,638	$194	3.98%	$18,323	$179	3.88%	$16,311	$174	4.33%
Real estate — commercial mortgage	7,993	89	4.48	8,090	92	4.48	9,238	104	4.58
Real estate — construction	1,284	16	4.86	1,380	16	4.68	2,031	20	3.99
Commercial lease financing	5,846	58	3.97	5,982	69	4.62	6,335	80	5.03

Total commercial loans	34,761	357	4.12	33,775	356	4.19	33,915	378	4.51
Real estate — residential mortgage	1,950	25	5.04	1,918	24	5.15	1,810	24	5.32
Home equity:
Key Community Bank	9,173	93	4.08	9,280	96	4.10	9,453	97	4.14
Other	521	10	7.68	553	11	7.68	647	12	7.60

Total home equity loans	9,694	103	4.27	9,833	107	4.30	10,100	109	4.36
Consumer other — Key Community Bank	1,193	28	9.61	1,191	30	9.62	1,157	28	9.89
Consumer other:
Marine	1,714	27	6.28	1,820	29	6.35	2,174	34	6.26
Other	118	2	7.79	127	2	7.87	156	3	7.91

Total consumer other	1,832	29	6.38	1,947	31	6.44	2,330	37	6.37

Total consumer loans	14,669	185	5.07	14,889	192	5.12	15,397	198	5.20

Total loans	49,430	542	4.41	48,664	548	4.47	49,312	576	4.72
Loans held for sale	581	5	3.62	440	4	3.36	390	4	3.52
Securities available for sale (b), (e)	15,259	116	3.15	16,790	128	3.16	21,159	166	3.18
Held-to-maturity securities (b)	2,251	12	2.08	1,648	9	2.12	19	1	11.54
Trading account assets	808	6	2.72	736	5	2.72	1,018	7	2.75
Short-term investments	1,898	1	.29	2,929	1	.26	1,963	1	.24
Other investments (e)	1,169	8	2.78	1,181	9	2.98	1,360	12	3.33

Total earning assets	71,396	690	3.91	72,388	704	3.90	75,221	767	4.12
Allowance for loan and lease losses	(968)			(1,057)			(1,494)
Accrued income and other assets	10,038			9,942			10,568
Discontinued assets — education lending business	5,757			5,912			6,479

Total assets	$86,223			$87,185			$90,774

Liabilities
NOW and money market deposit accounts	$28,328	15	.21	$27,722	15	.22	$27,004	19	.29
Savings deposits	1,997	—	.06	1,964	—	.06	1,907	—	.06
Certificates of deposit ($100,000 or more) (f)	4,036	29	2.91	4,275	32	2.97	5,628	43	3.05
Other time deposits	6,035	33	2.19	6,505	37	2.24	7,982	47	2.39
Deposits in foreign office	769	—	.25	650	1	.25	1,040	1	.31

Total interest-bearing deposits	41,165	77	.76	41,116	85	.82	43,561	110	1.02
Federal funds purchased and securities sold under repurchase agreements	1,850	1	.21	1,747	1	.25	2,375	1	.27
Bank notes and other short-term borrowings	490	2	1.53	471	2	1.87	738	3	1.71
Long-term debt (f), (g)	6,161	51	3.61	7,020	53	3.21	6,792	49	3.09

Total interest-bearing liabilities	49,666	131	1.07	50,354	141	1.12	53,466	163	1.24

Noninterest-bearing deposits	18,466			18,464			16,479
Accrued expense and other liabilities	2,325			2,496			2,878
Discontinued liabilities —education lending business (d), (g)	5,757			5,912			6,479

Total liabilities	76,214			77,226			79,302

Equity
Key shareholders’ equity	9,992			9,943			11,214
Noncontrolling interests	17			16			258

Total equity	10,009			9,959			11,472

Total liabilities and equity	$86,223			$87,185			$90,774

Interest rate spread (TE)			2.84%			2.78%			2.88%

Net interest income (TE) and net interest margin (TE)		559	3.16%		563	3.13%		604	3.25%

TE adjustment (b)		6			6			7

Net interest income, GAAP basis		$553			$557			$597

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (d) below, calculated using a matched funds transfer pricing methodology.
(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.
(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.
(d)	Discontinued liabilities include the liabilities of the education lending business and the dollar amount of any additional liabilities assumed necessary to support the assets associated with this business.
(e)	Yield is calculated on the basis of amortized cost.
(f)	Rate calculation excludes basis adjustments related to fair value hedges.
(g)	A portion of long-term debt and the related interest expense is allocated to discontinued liabilities as a result of applying our matched funds transfer pricing methodology to discontinued operations.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Noninterest Income

(in millions)

	Three months ended
	3-31-12	12-31-11	3-31-11
Trust and investment services income (a)	$109	$104	$110
Service charges on deposit accounts	68	70	68
Operating lease income	22	25	35
Letter of credit and loan fees	54	56	55
Corporate-owned life insurance income	30	35	27
Net securities gains (losses)	—	—	(1)
Electronic banking fees	17	18	30
Gains on leased equipment	27	9	4
Insurance income	12	11	15
Net gains (losses) from loan sales	22	27	19
Net gains (losses) from principal investing	35	(8)	35
Investment banking and capital markets income (loss) (a)	43	24	43
Other income	33	43	17

Total noninterest income	$472	$414	$457

(a)	Additional detail provided in tables below.

Trust and Investment Services Income

(in millions)

	Three months ended
	3-31-12	12-31-11	3-31-11
Brokerage commissions and fee income	$36	$33	$32
Personal asset management and custody fees	39	38	38
Institutional asset management and custody fees	34	33	40

Total trust and investment services income	$109	$104	$110

Investment Banking and Capital Markets Income (Loss)

(in millions)

	Three months ended
	3-31-12	12-31-11	3-31-11
Investment banking income	$20	$25	$26
Income (loss) from other investments	5	3	2
Dealer trading and derivatives income (loss), proprietary (a), (b)	(3)	(6)	(2)
Dealer trading and derivatives income (loss), non-proprietary (b)	12	(9)	6

Total dealer trading and derivatives income (loss)	9	(15)	4
Foreign exchange income	9	11	11

Total investment banking and capital markets income (loss)	$43	$24	$43

(a)	For the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, fixed income and equity securities trading comprised the vast majority of this amount. In these quarters, income related to foreign exchange and interest rate derivative trading was less than $1 million and was offset by losses from Key’s credit portfolio management activities.
(b)	The allocation between proprietary and non-proprietary is made based upon whether the trade is conducted for the benefit of Key or Key’s clients rather than based upon the proposed rulemakings under the Volcker Rule. The prohibitions and restrictions on proprietary trading activities contemplated by the Volcker Rule and the rules proposed thereunder are not yet final. Therefore, the ultimate impact of the rules proposed under the Volcker Rule is not yet known.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Noninterest Expense

(dollars in millions)

	Three months ended
	3-31-12	12-31-11	3-31-11
Personnel (a)	$385	$387	$371
Net occupancy	64	66	65
Operating lease expense	17	18	28
Computer processing	41	42	42
Business services and professional fees	38	57	38
FDIC assessment	8	7	29
OREO expense, net	6	5	10
Equipment	26	25	26
Marketing	13	24	10
Provision (credit) for losses on lending-related commitments	—	(11)	(4)
Other expense	105	97	86

Total noninterest expense	$703	$717	$701

Average full-time equivalent employees (b)	15,404	15,381	15,301

(a)	Additional detail provided in table below.
(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.

Personnel Expense

(in millions)

	Three months ended
	3-31-12	12-31-11	3-31-11
Salaries	$236	$234	$224
Incentive compensation	66	82	73
Employee benefits	65	55	62
Stock-based compensation	14	13	5
Severance	4	3	7

Total personnel expense	$385	$387	$371

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Loan Composition

(dollars in millions)

				Percent change 3-31-12 vs.
	3-31-12	12-31-11	3-31-11	12-31-11	3-31-11
Commercial, financial and agricultural	$19,787	$19,378	$16,440	2.1%	20.4%
Commercial real estate:
Commercial mortgage	7,807	8,037	8,806	(2.9)	(11.3)
Construction	1,273	1,312	1,845	(3.0)	(31.0)

Total commercial real estate loans	9,080	9,349	10,651	(2.9)	(14.7)
Commercial lease financing	5,755	6,055	6,207	(5.0)	(7.3)

Total commercial loans	34,622	34,782	33,298	(.5)	4.0
Residential — prime loans:
Real estate — residential mortgage	1,967	1,946	1,803	1.1	9.1
Home equity:
Key Community Bank	9,153	9,229	9,421	(.8)	(2.8)
Other	507	535	627	(5.2)	(19.1)

Total home equity loans	9,660	9,764	10,048	(1.1)	(3.9)

Total residential — prime loans	11,627	11,710	11,851	(.7)	(1.9)
Consumer other — Key Community Bank	1,212	1,192	1,141	1.7	6.2
Consumer other:
Marine	1,654	1,766	2,112	(6.3)	(21.7)
Other	111	125	150	(11.2)	(26.0)

Total consumer — indirect loans	1,765	1,891	2,262	(6.7)	(22.0)

Total consumer loans	14,604	14,793	15,254	(1.3)	(4.3)

Total loans (a)	$49,226	$49,575	$48,552	(.7)%	1.4%

Loans Held for Sale Composition

(dollars in millions)

				Percent change 3-31-12 vs.
	3-31-12	12-31-11	3-31-11	12-31-11	3-31-11
Commercial, financial and agricultural	$28	$19	$19	47.4%	47.4%
Real estate — commercial mortgage	362	567	287	(36.2)	26.1
Real estate — construction	15	35	61	(57.1)	(75.4)
Commercial lease financing	30	12	7	150.0	328.6
Real estate — residential mortgage	76	95	52	(20.0)	46.2

Total loans held for sale (b)	$511	$728	$426	(29.8)%	20.0%

Summary of Changes in Loans Held for Sale

(dollars in millions)

	1Q12	4Q11	3Q11	2Q11	1Q11
Balance at beginning of period	$728	$479	$381	$426	$467
New originations	935	1,235	853	914	980
Transfers from held to maturity, net	19	19	23	16	32
Loan sales	(1,168)	(932)	(759)	(1,039)	(991)
Loan draws (payments), net	(3)	(72)	1	73	(62)
Transfers to OREO / valuation adjustments	—	(1)	(20)	(9)	—

Balance at end of period	$511	$728	$479	$381	$426

(a)	Excluded at March 31, 2012, December 31, 2011, and March 31, 2011, are loans in the amount of $5.7 billion, $5.8 billion, and $6.3 billion, respectively, related to the discontinued operations of the education lending business.
(b)	Excluded at March 31, 2011, are loans held for sale in the amount of $14 million related to the discontinued operations of the education lending business. There were no loans held for sale in the discontinued operations of the education lending business at March 31, 2012, and December 31, 2011.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Summary of Loan and Lease Loss Experience from Continuing Operations

(dollars in millions)

	Three months ended
	3-31-12	12-31-11	3-31-11
Average loans outstanding	$49,430	$48,664	$49,312

Allowance for loan and lease losses at beginning of period	$1,004	$1,131	$1,604
Loans charged off:
Commercial, financial and agricultural	26	45	42
Real estate — commercial mortgage	23	24	46
Real estate — construction	11	2	35

Total commercial real estate loans	34	26	81
Commercial lease financing	4	6	17

Total commercial loans	64	77	140
Real estate — residential mortgage	6	7	10
Home equity:
Key Community Bank	25	22	25
Other	8	10	15

Total home equity loans	33	32	40
Consumer other — Key Community Bank	10	11	12
Consumer other:
Marine	17	20	27
Other	2	2	3

Total consumer other	19	22	30

Total consumer loans	68	72	92

Total loans charged off	132	149	232
Recoveries:
Commercial, financial and agricultural	11	17	10
Real estate — commercial mortgage	2	1	3
Real estate — construction	1	8	5

Total commercial real estate loans	3	9	8
Commercial lease financing	4	6	6

Total commercial loans	18	32	24
Real estate — residential mortgage	1	—	1
Home equity:
Key Community Bank	2	2	1
Other	1	1	1

Total home equity loans	3	3	2
Consumer other — Key Community Bank	1	2	2
Consumer other:
Marine	7	6	8
Other	1	1	2

Total consumer other	8	7	10

Total consumer loans	13	12	15

Total recoveries	31	44	39

Net loan charge-offs	(101)	(105)	(193)
Provision (credit) for loan and lease losses	42	(22)	(40)
Foreign currency translation adjustment	(1)	—	1

Allowance for loan and lease losses at end of period	$944	$1,004	$1,372

Liability for credit losses on lending-related commitments at beginning of period	$45	$56	$73
Provision (credit) for losses on lending-related commitments	—	(11)	(4)

Liability for credit losses on lending-related commitments at end of period (a)	$45	$45	$69

Total allowance for credit losses at end of period	$989	$1,049	$1,441

Net loan charge-offs to average loans	.82%	.86%	1.59%
Allowance for loan and lease losses to annualized net loan charge-offs	232.39	241.01	175.29
Allowance for loan and lease losses to period-end loans	1.92	2.03	2.83
Allowance for credit losses to period-end loans	2.01	2.12	2.97
Allowance for loan and lease losses to nonperforming loans	141.74	138.10	155.03
Allowance for credit losses to nonperforming loans	148.50	144.29	162.82

Discontinued operations — education lending business:
Loans charged off	$23	$31	$38
Recoveries	4	6	3

Net loan charge-offs	$(19)	$(25)	$(35)

(a)	Included in “accrued expense and other liabilities” on the balance sheet.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Summary of Nonperforming Assets and Past Due Loans From Continuing Operations

(dollars in millions)

	3-31-12	12-31-11	9-30-11	6-30-11	3-31-11
Commercial, financial and agricultural	$168	$188	$188	$213	$221

Real estate — commercial mortgage	175	218	237	230	245
Real estate — construction	66	54	93	131	146

Total commercial real estate loans	241	272	330	361	391
Commercial lease financing	22	27	31	41	42

Total commercial loans	431	487	549	615	654
Real estate — residential mortgage	82	87	88	79	84
Home equity:
Key Community Bank	109	108	102	101	99
Other	12	12	12	11	13

Total home equity loans	121	120	114	112	112
Consumer other — Key Community Bank	1	1	4	3	3
Consumer other:
Marine	30	31	32	32	31
Other	1	1	1	1	1

Total consumer other	31	32	33	33	32

Total consumer loans	235	240	239	227	231

Total nonperforming loans	666	727	788	842	885
Nonperforming loans held for sale	24	46	42	42	86
OREO	61	65	63	52	97
Other nonperforming assets	16	21	21	14	21

Total nonperforming assets	$767	$859	$914	$950	$1,089

Accruing loans past due 90 days or more	$169	$164	$118	$118	$153
Accruing loans past due 30 through 89 days	420	441	478	465	474
Restructured loans — accruing and nonaccruing (a)	293	276	277	252	242
Restructured loans included in nonperforming loans (a)	184	191	178	144	136
Nonperforming assets from discontinued operations — education lending business	19	23	22	21	22
Nonperforming loans to period-end portfolio loans	1.35%	1.47%	1.64%	1.76%	1.82%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.55	1.73	1.89	1.98	2.23

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Summary of Changes in Nonperforming Loans From Continuing Operations

(in millions)

	1Q12	4Q11	3Q11	2Q11	1Q11
Balance at beginning of period	$727	$788	$842	$885	$1,068
Loans placed on nonaccrual status	214	230	292	410	335
Charge-offs	(132)	(149)	(157)	(177)	(232)
Loans sold	(27)	(28)	(16)	(11)	(74)
Payments	(65)	(70)	(125)	(156)	(114)
Transfers to OREO	(15)	(12)	(11)	(6)	(12)
Transfers to nonperforming loans held for sale	—	(19)	(24)	(15)	(39)
Transfers to other nonperforming assets	—	(4)	(3)	—	(2)
Loans returned to accrual status	(36)	(9)	(10)	(88)	(45)

Balance at end of period	$666	$727	$788	$842	$885

Summary of Changes in Nonperforming Loans Held For Sale From Continuing Operations

(in millions)

	1Q12	4Q11	3Q11	2Q11	1Q11
Balance at beginning of period	$46	$42	$42	$86	$106
Transfers in	—	19	24	15	39
Net advances / (payments)	(1)	(3)	(5)	(13)	(20)
Loans sold	(1)	(11)	(5)	(37)	(38)
Transfers to OREO	—	(1)	(19)	(5)	—
Valuation adjustments	(1)	—	(1)	(4)	(1)
Loans returned to accrual status / other	(19)	—	6	—	—

Balance at end of period	$24	$46	$42	$42	$86

Summary of Changes in Other Real Estate Owned, Net of Allowance, From Continuing Operations

(in millions)

	1Q12	4Q11	3Q11	2Q11	1Q11
Balance at beginning of period	$65	$63	$52	$97	$129
Properties acquired — nonperforming loans	15	13	30	11	12
Valuation adjustments	(7)	(4)	(3)	(7)	(11)
Properties sold	(12)	(7)	(16)	(49)	(33)

Balance at end of period	$61	$65	$63	$52	$97

KeyCorp Reports First Quarter 2012 Profit

April 19, 2012

Line of Business Results

(dollars in millions)

						Percent change 1Q12 vs.
	1Q12	4Q11	3Q11	2Q11	1Q11	4Q11	1Q11
Key Community Bank
Summary of operations
Total revenue (TE)	$528	$546	$565	$559	$565	(3.3)%	(6.5)%
Provision (credit) for loan and lease losses	2	30	39	79	11	(93.3)	(81.8)
Noninterest expense	456	477	457	447	447	(4.4)	2.0
Net income (loss) attributable to Key	57	40	57	34	81	42.5	(29.6)
Average loans and leases	26,617	26,406	26,270	26,242	26,312	.8	1.2
Average deposits	47,768	48,076	47,672	47,719	48,108	(.6)	(.7)
Net loan charge-offs	49	71	60	79	76	(31.0)	(35.5)
Net loan charge-offs to average loans	.74%	1.07%	.91%	1.21%	1.17%	N/A	N/A
Nonperforming assets at period end	$402	$415	$439	$455	$475	(3.1)	(15.4)
Return on average allocated equity	7.74%	5.07%	7.19%	4.22%	9.97%	N/A	N/A
Average full-time equivalent employees	8,719	8,633	8,641	8,504	8,378	1.0	4.1

Key Corporate Bank
Summary of operations
Total revenue (TE)	$401	$413	$370	$391	$406	(2.9)%	(1.2)%
Provision (credit) for loan and lease losses	13	(61)	(40)	(76)	(21)	N/M	N/M
Noninterest expense	231	228	216	207	228	1.3	1.3
Net income (loss) attributable to Key	100	157	123	164	126	(36.3)	(20.6)
Average loans and leases	18,584	17,783	16,985	17,168	17,677	4.5	5.1
Average loans held for sale	509	356	273	302	275	43.0	85.1
Average deposits	11,556	11,162	10,544	10,195	11,282	3.5	2.4
Net loan charge-offs	25	12	22	29	75	108.3	(66.7)
Net loan charge-offs to average loans	.54%	.27%	.51%	.68%	1.72%	N/A	N/A
Nonperforming assets at period end	$237	$294	$326	$339	$427	(19.4)	(44.5)
Return on average allocated equity	21.07%	30.02%	22.52%	28.26%	19.71%	N/A	N/A
Average full-time equivalent employees	2,254	2,286	2,288	2,191	2,155	(1.4)	4.6

Key Corporate Bank supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$161	$176	$147	$156	$168	(8.5)%	(4.2)%
Provision (credit) for loan and lease losses	—	(31)	(38)	(49)	9	N/M	N/M
Noninterest expense	59	62	65	50	69	(4.8)	(14.5)
Net income (loss) attributable to Key	64	92	76	97	57	(30.4)	12.3
Average loans and leases	7,699	7,445	7,088	7,713	8,583	3.4	(10.3)
Average loans held for sale	291	216	173	229	140	34.7	107.9
Average deposits	8,221	7,643	7,286	7,371	8,611	7.6	(4.5)
Net loan charge-offs	16	10	19	26	65	60.0	(75.4)
Net loan charge-offs to average loans	.84%	.53%	1.06%	1.35%	3.07%	N/A	N/A
Nonperforming assets at period end	$173	$209	$240	$245	$334	(17.2)	(48.2)
Return on average allocated equity	27.56%	35.13%	26.83%	31.13%	15.56%	N/A	N/A
Average full-time equivalent employees	951	953	942	902	882	(.2)	7.8

Equipment Finance
Total revenue (TE)	$64	$62	$68	$63	$63	3.2%	1.6%
Provision (credit) for loan and lease losses	(2)	(15)	(8)	(30)	(26)	N/M	N/M
Noninterest expense	37	48	45	45	52	(22.9)	(28.8)
Net income (loss) attributable to Key	18	18	19	30	23	—	(21.7)
Average loans and leases	4,779	4,680	4,619	4,545	4,621	2.1	3.4
Average loans held for sale	24	10	7	—	4	140.0	500.0
Average deposits	8	9	11	12	6	(11.1)	33.3
Net loan charge-offs	5	(1)	(1)	2	10	N/M	(50.0)
Net loan charge-offs to average loans	.42%	(.08)%	(.09)%	.18%	.88%	N/A	N/A
Nonperforming assets at period end	$28	$41	$31	$39	$44	(31.7)	(36.4)
Return on average allocated equity	26.71%	23.19%	23.05%	35.81%	27.04%	N/A	N/A
Average full-time equivalent employees	469	517	511	511	521	(9.3)	(10.0)

Institutional and Capital Markets
Total revenue (TE)	$176	$175	$155	$172	$175	.6%	.6%
Provision (credit) for loan and lease losses	15	(15)	6	3	(4)	N/M	N/M
Noninterest expense	135	118	106	112	107	14.4	26.2
Net income (loss) attributable to Key	18	47	28	37	46	(61.7)	(60.9)
Average loans and leases	6,106	5,658	5,278	4,910	4,473	7.9	36.5
Average loans held for sale	194	130	93	73	131	49.2	48.1
Average deposits	3,327	3,510	3,247	2,812	2,665	(5.2)	24.8
Net loan charge-offs	4	3	4	1	—	33.3	N/M
Net loan charge-offs to average loans	.26%	.21%	.30%	.08%	—	N/A	N/A
Nonperforming assets at period end	$36	$44	$55	$55	$49	(18.2)	(26.5)
Return on average allocated equity	10.28%	25.61%	15.51%	20.00%	24.51%	N/A	N/A
Average full-time equivalent employees	834	816	835	778	752	2.2	10.9

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful